Exhibit 99
FOR IMMEDIATE RELEASE



Contact:
Jerome I. Feldman                                         Scott N. Greenberg
Chairman & CEO                                            President & CFO
(914) 249-9750                                            (914) 249-9729


                   GP Strategies Reports THIRD QUARTER INCOME

   Revenue for GP Strategies' ongoing core business, General Physics increases to $44.2 million for the Quarter ended September 30, 2004 as compared to $33.3 million for the Quarter Ended September 30, 2003, an increase of 37%

    General Physics' income before interest and income tax increases to $3.0 million for the Quarter Ended September
        30, 2004 as compared to $2.2 for the Quarter ended June 30, 2004

New York, November 12, 2004 - GP Strategies Corporation (NYSE: GPX), a global provider of training, e-Learning solutions, management consulting, engineering and simulation services, today announced results for the quarter and nine months ended September 30, 2004.

General Physics' net sales increased by $11.9 million in the third quarter of 2004 to $44.2 million, as compared to net sales for the third quarter of 2003 of $32.3 million, an increase of approximately 37%. The Company recognized approximately $2 million in revenue in the third quarter of 2004 as a result of the Company's post disaster relief services in the aftermath of the hurricanes in Florida.

For the quarter ended September 30, 2004, net sales at GP Strategies increased by $46.1 million to $80.3 million, as compared to net sales of $34.2 million for the quarter ended September 30, 2003. This increase is primarily attributable to the $11.9 million net sales increase at General Physics and due to the consolidation of $34.0 million of net sales of Five Star and GSE as a result of the Company's increased ownership in October 2003 of the outstanding common stock of Five Star and GSE. Prior to October 2003, the Company accounted for its investments in Five Star and GSE using the equity method.

For the quarter ended September 30, 2004, income before income tax expense and minority interest was $.9 million as compared to a loss of $2.6 million for the quarter ended September 30, 2003. The improvement was primarily due to increased profitability at General Physics, reduced corporate expenses due to an executive compensation bonus of $1 million in the quarter ended September 30, 2003 and a $.5 million loss due to a write down of an investment in the quarter ended September 30,


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2003. Diluted net income (loss) per common share was $0.02 for the quarter ended
September 30, 2004 as compared with $(0.16) for the quarter ended September 30, 2003.

For the nine months ended September 30, 2004, net sales increased by $122.4 million to $228.8 million, as compared to net sales of $106.4 million for the nine months ended September 30, 2003. This increase in net sales is primarily attributable to the increase of revenue at General Physics, and to the consolidation of the results of operations of Five Star and GSE. Net sales of Five Star and GSE for the nine months ended September 30, 2004, aggregated $103.5 million.

General Physics' net sales increased by $18.6 million for the nine months ended September 30, 2004 to $118.8 million, as compared to net sales of $100.2 million for the first nine months of 2003 or an increase of approximately 18.6%.

For the nine months ended September 30, 2004, income before income tax expense and minority interest was $2.8 million as compared to a loss of $5.8 million for the nine months ended September 30, 2003. The improvement was primarily due to increased profitability at General Physics; reduced corporate expenses due to executive compensation bonuses of $2 million in the nine months ended September 30, 2003; and increased pre-tax income as a result of the consolidation of Five Star and GSE. Diluted net income (loss) per common share was $0.05 for the nine month ended September 30, 2004 as compared with $(0.38) for the nine months ended September 30, 2003.

As previously announced, the Company will spin-off certain non-core assets to National Patent Development Corporation. Following the spin-off on November 24, 2004 the Company's results will include only the results of General Physics and GSE Systems.

The Company has scheduled an investor conference call for 10:00 A.M. EDT on November 12. The dial-in number for the live conference call will be 800-894-5910 (785-424-1052 outside the United States) and the Conference ID is GP. A telephone replay of the call will also be available beginning at 1:00 p.m. on November 12. To listen to the replay, dial 888-566-0193 (402-351-0791 outside the United States).

A question and answer session will be held at the conclusion of the presentation. Participants can email questions at any time during the presentation to gpcall@gpworldwide.com.

About GP Strategies Corporation

GP Strategies, whose principal operating subsidiaries are General Physics, and GSE Systems, is a NYSE listed company (GPX). General Physics and GSE Systems are global providers of training, e-Learning solutions, management consulting, engineering and simulation services, improving the effectiveness of organizations by customizing solutions to meet the specific needs of clients. Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers. Additional information about GP Strategies may be found at www.gpstrategies.com and about General Physics at www.gpworldwide.com.


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The forward-looking statements contained herein reflect GP Strategies'
management's current views with respect to future events and financial performance. We use words such as "expects", "intends" and "anticipates" to indicate forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of GP Strategies, including, but not limited to, our inability to generate funds by selling any assets that are included in the proposed spin-off, failure to continue to attract and retain personnel, loss of business from significant customers, failure to keep pace with technology, changing economic conditions, competition, and those other risks and uncertainties detailed in GP Strategies' periodic reports and registration statements filed with the Securities and Exchange Commission.

If any one or more of these expectations and assumptions proves incorrect, actual results will likely differ materially from those contemplated by the forward-looking statements. Even if all of the foregoing assumptions and expectations prove correct, actual results may still differ materially from those expressed in the forward-looking statements as a result of factors we may not anticipate or that may be beyond our control. While we cannot assess the future impact that any of these differences could have on our business, financial condition, results of operations and cash flows or the market price of shares of our common stock, the differences could be significant. We do not undertake to update any forward-looking statements made by us.

                                  TABLES FOLLOW


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The following tables summarize the net sales and results of operations of GP
Strategies Corporation for the quarters and nine months ended September 30, 2004 and 2003 (Unaudited - in thousands):


                                                                       Quarter Ended              Nine Months Ended
                                                                       September 30,              September 30,
                                                               -----------------------------    -------------------------------
                                                               -------------- --------------    -------------- ----------------

                                                                    2004(1)     2003              2004 (1)       2003
                                                                    -------     ----              --------       ----

General Physics                                                    $44,178        $32,313           $118,814       $100,170
GSE Systems                                                          7,340              -            22,498               -
Home Improvement Distribution (2) (3)                               26,678              -            80,971               -
Optical Plastics (3)                                                 2,061          1,914              6,493          6,182
                                                                 ---------      ---------        -----------      ---------
Net sales                                                          $80,257        $34,227           $228,776       $106,352
                                                                   =======        =======           ========       ========


Net sales                                                          $80,257       $ 34,227           $228,776       $106,352
Cost of sales                                                       68,313         29,614            194,660         93,598
                                                                  --------       --------           --------        -------
Gross margin                                                        11,944          4,613             34,116         12,754
Selling, general & administrative expenses                         (10,409)         (6,562)          (29,468)       (17,566)
                                                                ----------       ---------         ----------       -------

Operating income (loss)                                              1,535         (1,949)             4,648         (4,812)

Interest expense                                                      (797)        (1,471)            (2,550)        (2,659)
Investment and other income                                            167           (562)               290            100
Valuation adjustment of liability for warrants                                      1,162                             1,162
Gains on marketable securities, net                                                  186                381            398
                                                                   -------       ---------         ----------       --------


Income (loss) before income taxes
   and minority interest                                               905         (2,634)             2,769         (5,811)
Income tax expense                                                    (489)          (213)            (1,467)          (605)
                                                                 ---------      ---------        ------------      --------
Income (loss) before minority interests                                416         (2,847)             1,302         (6,416)
Minority interests                                                      13               -              (349)             -
                                                                  --------    ------------         ----------   -----------
Net income (loss)                                                $     429        $(2,847)         $     953       $ (6,416)
                                                                 =========        =======-         =========       =========
Net income (loss) per weighted
   average common share
Basic and diluted                                               $     0.02          $  (0.16)     $    0.05        $  (0.38)
                                                                ==========          ========-     =========        ========-

1) Net sales and results of operations for the quarter and nine months ended September 30, 2004 includes the consolidation of Five Star and GSE Systems as a result of the Company's increased ownership of the outstanding common stock of Five Star and GSE Systems in October 2003. Net sales of Five Star and GSE Systems for the quarter and nine months ended September 30, 2004 aggregated $34.0 million and $103.5 million, respectively.

2)       Net sales of Five Star.

3) Home Improvement Distribution and Optical Plastics are non-core businesses that will be spun-off to National Patent Development Corporation effective November 10, 2004.

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